UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2014

CROWN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-50189	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, Pennsylvania 19154-4599

(215) 698-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 31, 2014 Crown Holdings, Inc. (the “Company”) and Crown Packaging Lux III S.à r.l., a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Heineken International B.V., Heineken Mexico Holding, S.A. de C.V. and Cuauhtémoc Moctezuma Holding, S.A. de C.V. (collectively, the “Sellers”), affiliates of Heineken N.V., with respect to the acquisition of FAMOSA B.V., SIVESA B.V. and SISA Mexico B.V. (collectively, “EMPAQUE”). EMPAQUE, based in Monterrey, Mexico, is a manufacturer of aluminum cans and ends, bottle caps and glass bottles for the beverage industry and a producer of sand for glass making and other applications. At closing, affiliates of Heineken N.V. will enter into long-term supply agreements with EMPAQUE for aluminum cans, bottle caps and glass bottles.

The Company will pay an enterprise value of $1.225 billion in cash, subject to adjustment. The Company has obtained debt financing commitments for the transaction from Citigroup Global Markets Inc. The financing commitments provide for an amendment to the Company’s existing senior secured credit agreement to permit the incurrence of up to $750 million of additional term B loans under the Company’s existing credit agreement. The proposed new facilities would mature on the seventh anniversary of the closing date. The Company expects to fund the balance of the purchase price through available cash on hand, additional borrowings under the Company’s senior secured credit agreement or through other means and may seek alternative forms of financing in addition to or in lieu of the financing commitments.

The Purchase Agreement contains, among other things, representations and warranties of the Company and the Sellers, covenants, indemnities and termination rights.

The closing is subject to the fulfillment of various closing conditions, including, among others, (i) receipt of approval under the Ley Federal de Competencia Económica from the Mexican Antitrust Authority; (ii) receipt of approvals from antitrust regulators in certain other jurisdictions; (iii) approval by the Mexican Foreign Investment Commission; (iv) the absence of any restraint by any governmental authority and (v) accuracy of representations and warranties and compliance with covenants, subject to agreed levels of materiality. The closing is not subject to a financing or funding condition and the Company has agreed to take all steps necessary to avoid or eliminate any impediment under competition law.

The Purchase Agreement permits the Company and the Sellers to terminate the Purchase Agreement under certain circumstances, including, among others, (i) by mutual agreement of the Company and the Sellers; (ii) by either party if the other breaches any of its material obligations; (iii) by either party if any governmental authority restrains the transaction; and (iv) by either party upon notice to the other after August 31, 2015.

The foregoing description of the Purchase Agreement and financing commitment does not purport to be complete.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on September 1, 2014 announcing the execution of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following is furnished as an exhibit to this report.

Exhibit No.	Description

99.1	Crown Holdings, Inc. press release dated September 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2014	CROWN HOLDINGS, INC.

	By:	/s/ Kevin C. Clothier
	Name:	Kevin C. Clothier
	Title:	Vice President and Corporate Controller

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release, dated September 1, 2014, issued by Crown Holdings, Inc.

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